Exhibit 99.1

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

For Release: Immediate

Media	Marvin Brown Bruce Bullock	(281) 591-4212 (281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Reports Break-Even Earnings for the First Quarter 2005

Sonatrach Project Losses of $0.24 per Share Offset Strong First Quarter Performance

Highlights:

▪	Revenue of $682 million improved 21 percent
▪	Energy Systems revenue of $507 million was 26 percent higher
▪	Subsea revenue increased by $100 million or over 50 percent
▪	Inbound orders of $625 million improved 7 percent

HOUSTON, May 9, 2005 – FMC Technologies, Inc. (NYSE: FTI) today reported first quarter 2005 revenue of $681.6 million, 21 percent improved from the prior-year quarter on the strength of subsea systems. Net income in the quarter includes a $27 million loss provision for the Sonatrach project, the oil loading project offshore Algeria for Sonatrach. The loss provision, a $0.24 per share negative impact in the first quarter of 2005, caused break-even diluted earnings per share for the Company. First quarter 2004 diluted earnings per share were $0.20. Inbound orders of $625.4 million increased $43 million from the prior-year quarter. Backlog of $1.5 billion includes approximately $1 billion of subsea orders.

“Apart from our Sonatrach project cost increase, we had a strong first quarter, reflecting the continuing strength of our Energy Systems businesses,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “While we are very disappointed with our performance on the Sonatrach project, our subsea systems business, as well as our surface and fluid control businesses, showed solid results from increased oilfield activity. Subsea revenue improved more than $100 million over the prior-year quarter, substantiating our strong leadership position in deepwater developments. Additionally, after the quarter’s close, we received $320 million in subsea orders for the ChevronTexaco Agbami project and the Woodside Perseus-over-Goodwin project.”

- more -

Page 2 – FMC Technologies Reports Break-Even Earnings for the First Quarter 2005

Review of Operations – First Quarter 2005

Revenue for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, was $507.1 million in the first quarter of 2005, up 26 percent from $402.8 million in the first quarter of 2004. Energy Systems’ operating profit for the first quarter was $5.8 million and includes a $27 million charge for anticipated losses on the Sonatrach project. Compared to the same period in 2004, Energy Systems’ operating profit was $25.5 million.

Energy Systems’ inbound orders were $437.6 million for the first quarter of 2005, up $62.5 million compared to the first quarter of 2004. Energy Systems’ total backlog at the end of the first quarter was $1.26 billion compared to $985 million at the end of the first quarter of 2004.

Energy Production Systems’ first quarter revenue of $397.8 million increased 34 percent over the prior-year quarter. The quarter-over-quarter increase was due mainly to higher subsea systems revenue, up more than 50 percent from the prior-year quarter. Segment operating loss of $1.2 million includes the $27 million loss provision for the Sonatrach project. Partially offsetting the loss from the Sonatrach project were higher operating profits in the surface, subsea and separation systems businesses.

Energy Production Systems’ inbound orders of $308.6 million for the first quarter were 18 percent above the prior-year quarter. Energy Production Systems’ backlog of $1.1 billion is $288.3 million higher than the prior-year first quarter on the strength of subsea orders. Subsea backlog of almost $1 billion is 68 percent above the first quarter of 2004. This inbound and backlog does not include the recently announced ChevronTexaco Agbami subsea order for $276 million or the Woodside Energy Perseus-over-Goodwyn (PoG) subsea order for $44 million.

Energy Processing Systems’ first quarter revenue of $110.3 million was essentially level with the prior-year quarter. Increased demand for WECO®/Chiksan® products was offset mainly by lower sales in measurement systems as orders were received late in the quarter. Operating profit of $7.0 million improved $2.3 million, a 49 percent increase compared to the first quarter of 2004, due mainly to strong demand for WECO®/Chiksan® products.

Energy Processing Systems’ inbound orders were $129.4 million for the first quarter, up 9 percent from the prior-year quarter, due mainly to strong demand for WECO®/Chiksan® products. Energy Processing Systems’ backlog of $123.9 million is $22.5 million below the prior-year quarter due to the timing of material handling projects for bulk conveying and delayed loading systems orders.

FoodTech’s first quarter revenue of $111.9 million was 8 percent higher compared with the first quarter of 2004. The increase resulted mainly from strong sales of freezing and cooking systems

Page 3 – FMC Technologies Reports Break-Even Earnings for the First Quarter 2005

in European and Asian markets. Revenue in the citrus business was lower due to the impact of the four 2004 Florida hurricanes on the citrus crop. FoodTech’s operating profit of $3.4 million was $1.2 million below the prior-year quarter. Improvements in the freezing and cooking systems’ operating profits from improved margins and higher volumes were more than offset by operating profit decline in the citrus business. Inbound of $134.5 million was $19.4 million below the prior-year quarter due primarily to lower orders for tomato processing equipment. Backlog of $165.3 million is down slightly from the prior-year quarter.

Airport Systems’ first quarter revenue of $64.7 million was 11 percent higher compared with the first quarter of 2004. Revenue improved over the prior-year quarter due to stronger sales of Jetway® passenger boarding bridge equipment to airport authorities and increased sales from the airport service business due to new project awards. Operating profit of $4.1 million included a $2.7 million pre-tax gain recorded on the sale of excess land. Higher steel costs impacted the profitability of the Jetway and ground support businesses. Inbound orders were $56.5 million in the first quarter of 2005, up slightly from 2004. Lower inbound in the Jetway business was offset by higher order inbound for automated guided vehicles and, to a lesser extent, ground support equipment.

Corporate expense in the first quarter of 2005 was $7.6 million, $1.2 million above the prior-year period due in large part to audit related expenses for Sarbanes-Oxley. Other expense, net, of $7.1 million increased $2.3 million compared with the prior-year period due to the unfavorable impact of foreign currency, higher LIFO and higher incentive compensation expense.

Net interest expense in the first quarter of 2005 was $1.2 million, down from $2.0 million in the first quarter of 2004, due primarily to lower average debt.

Debt, less cash, at the end of the first quarter of 2005 was $94.0 million, up from $39 million at the end of the fourth quarter of 2004 mainly due to the timing of working capital requirements and the repurchase of 170,700 shares of FMC Technologies common stock. In February the Company announced plans to begin the repurchase of outstanding common stock. The Company has been authorized by its Board of Directors to repurchase up to two million shares.

Summary and Outlook

FMC Technologies reported break-even diluted earnings per share for the first quarter 2005. Earnings per share included a negative $0.24 impact from the Sonatrach project. Diluted earnings per share in the prior-year quarter were $0.20. Energy Systems’ revenue grew 26 percent over the

Page 4 - FMC Technologies Reports Break-Even Earnings for the First Quarter 2005

prior-year quarter on the strength of the subsea business. Backlog remains strong at $1.5 billion on the strength of subsea and substantial orders were received early in the second quarter.

FMC Technologies previously estimated diluted earnings per share for full-year 2005 in the range of $1.30 to $1.50. The Company announced a charge of $0.24 in the first quarter for estimated losses on its Sonatrach project. Including Sonatrach project losses, the Company expects growth over 2004 in its Energy Systems businesses. The FoodTech and Airport Systems segments are projected to perform at a level equal to or slightly higher than the prior-year results. Reflecting the $0.24 charge for Sonatrach project losses taken in the first quarter, the Company’s full-year 2005 diluted earnings per share estimate is in the range of $1.06 to $1.26.

The Company is evaluating the repatriation of foreign earnings consistent with the Homeland Investment Provision of the JOBS Act. A plan for doing so has not been finalized. The Company’s estimate for full-year 2005 diluted earnings per share does not include any income tax expense associated with repatriating foreign earnings under this act.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2004 Annual Report on Form 10-K. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its first quarter 2005 conference call at 9:00 a.m. (Eastern Daylight Time) on Tuesday, May 10, 2005. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended March 31
	2005	2004
Revenue	$681.6	$562.7
Costs and expenses	682.2	542.0

	(0.6)	20.7
Minority interests	(0.8)	0.2

(Loss) income before net interest expense and income taxes	(1.4)	20.9
Net interest expense	(1.2)	(2.0)

(Loss) income before income taxes	(2.6)	18.9
(Benefit) provision for income taxes	(2.6)	5.5

Net income	$0.0	$13.4

Earnings per share
Basic	$0.00	$0.20

Diluted	$0.00	$0.20

Weighted average shares outstanding
Basic	69.1	66.8

Diluted	69.1	68.4

5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended
	March 31
	2005	2004
Revenue

Energy Production Systems	$397.8	$296.3
Energy Processing Systems	110.3	109.4
Intercompany eliminations	(1.0)	(2.9)

Subtotal Energy Systems	507.1	402.8
FoodTech	111.9	103.4
Airport Systems	64.7	58.1
Intercompany eliminations	(2.1)	(1.6)

	$681.6	$562.7

Income (loss) before income taxes

Segment operating profit

Energy Production Systems	$(1.2)	$20.8
Energy Processing Systems	7.0	4.7

Subtotal Energy Systems	5.8	25.5
FoodTech	3.4	4.6
Airport Systems	4.1	2.0

Total segment operating profit	13.3	32.1

Corporate items
Corporate expense	(7.6)	(6.4)
Other expense, net (1)	(7.1)	(4.8)
Net interest expense	(1.2)	(2.0)

Total corporate items	(15.9)	(13.2)

(Loss) income before income taxes	$(2.6)	$18.9

(1) Other expense, net, comprises expense related to stock-based compensation, LIFO inventory adjustments, expense related to employee pension and other postretirement employee benefits and foreign currency related gains or losses. Stock-based compensation expense includes the recognition of stock-based awards over the vesting period. Beginning in 2004, the Company recorded expense for stock options in accordance with SFAS No. 123 and prior period results were restated.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2005	2004
Inbound Orders
Energy Production Systems	$308.6	$260.7
Energy Processing Systems	129.4	118.6
Intercompany eliminations	(0.4)	(4.2)

Subtotal Energy Systems	437.6	375.1
FoodTech	134.5	153.9
Airport Systems	56.5	55.6
Intercompany eliminations	(3.2)	(2.1)

Total inbound orders	$625.4	$582.5

	March 31
	2005	2004
Order Backlog
Energy Production Systems	$1,133.4	$845.1
Energy Processing Systems	123.9	146.4
Intercompany eliminations	(0.3)	(6.8)

Subtotal Energy Systems	1,257.0	984.7
FoodTech	165.3	168.1
Airport Systems	111.6	127.0
Intercompany eliminations	(3.0)	(1.7)

Total order backlog	$1,530.9	$1,278.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2005 (Unaudited)	December 31, 2004
Cash and cash equivalents	$72.4	$124.1
Trade receivables, net	634.0	671.7
Inventories	392.2	316.3
Other current assets	96.9	105.0

Total current assets	1,195.5	1,217.1

Property, plant and equipment, net	322.6	332.8
Goodwill	114.8	116.8
Intangible assets, net	69.1	72.0
Investments	76.2	76.6
Other assets	97.5	78.6

Total assets	$1,875.7	$1,893.9

Short-term debt and current portion of long-term debt	$2.1	$2.7
Accounts payable, trade and other	335.7	368.8
Advance payments	342.1	297.5
Other current liabilities	305.6	326.4

Total current liabilities	985.5	995.4

Long-term debt, less current portion	164.3	160.4
Other liabilities	73.2	75.9
Common stock	0.7	0.7
Other stockholders’ equity	652.0	661.5

Total liabilities and stockholders’ equity	$1,875.7	$1,893.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended
	March 31
	2005	2004
Cash provided (required) by operating activities of continuing operations:
Net income	$0.0	$13.4
Depreciation and amortization	16.0	16.5
Trade accounts receivable, net	24.2	(28.4)
Inventories	(85.9)	(22.3)
Advance payments	51.2	27.5
Accounts payable, trade and other	(26.8)	(15.8)
Other	(28.1)	(0.6)

Net cash required by operating activities of continuing operations	(49.4)	(9.7)

Cash required by discontinued operations	(0.1)	(2.0)

Cash provided (required) by investing activities:
Capital expenditures	(11.3)	(10.3)
Business acquisitions, net of cash acquired	-	(2.1)
Other	4.7	0.1

Net cash required by investing activities	(6.6)	(12.3)

Cash provided (required) by financing activities:
Net increase in debt	3.2	24.2
Issuance of capital stock	9.4	9.1
Purchase of stock held in treasury	(5.7)	-
Net (increase) decrease in common stock in employee benefit trust	(0.2)	0.8

Net cash provided by financing activities	6.7	34.1

Effect of changes in foreign exchange rates on cash and cash equivalents	(2.3)	(0.8)

(Decrease) increase in cash and cash equivalents	(51.7)	9.3

Cash and cash equivalents, beginning of period	124.1	29.0

Cash and cash equivalents, end of period	$72.4	$38.3